January 30, 2007

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Provides Additional Information Regarding its Southwest Florida Residential Construction Loans

LINCOLN, NE – January 30, 2007 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), today released additional information regarding the status of a group of its residential construction loans in southwest Florida. This information is being presented in response to recent inquires from the investment community that arose in connection with Coast Financial Holdings, Inc.‘s (NASDAQ: CFHI) disclosure of its troubled residential construction activity on Florida’s west coast in a distinctly different area. The Company and the Bank are not associated with Coast Financial Holdings, Inc. in any manner.

The Bank’s southwest Florida residential construction loans are located primarily in the Cape Coral area of Lee County. Cape Coral is one of the largest master-planned communities in the nation and is the fastest growing city in the eastern United States with populations over 100,000. The housing area where the Bank’s loans were originated consists of a fully platted, zoned and infrastructure-completed development with direct waterfront access for many properties. The average value of each proposed completed property is approximately $300,000. Each borrower possessed a strong credit score which met Fannie Mae or other secondary market underwriting guidelines and had also obtained a contractual commitment for permanent financing with third-party lenders upon completion of the residence.

Working with a local Florida-based mortgage brokerage firm, the Bank acquired numerous nine- to 18-month residential construction loans for individual homebuyers wishing to build a second or retirement home in the Cape Coral area. No Cape Coral loans have been acquired since December 31, 2005. None of these residential construction loans were made through the Bank’s loan production offices which specialize primarily in real estate and construction lending to building contractors, not individual homebuyers.

A substantially higher than expected surge in residential construction building permit applications occurred in the Cape Coral area in early 2006 and resulted in unusual delays affecting the commencement of construction. In many cases, these delays extended beyond the original term of the residential construction loan. This backlog of residential construction permits awaiting issuance has substantially improved and the City of Cape Coral’s permit issuance process has now returned to its normal four- to six-week time frame. As a result, several residential construction builders are currently fully engaged in actively constructing residential homes for the Bank’s borrowers.

At December 31, 2006, residential construction loan commitments in the Cape Coral area amounted to $144.9 million with disbursed funds totaling $84.2 million. The Bank’s Cape Coral loans have continued to decline as borrowers pay off loans. Loans 90-days or more delinquent totaled $9.4 million at December 31, 2006. Based on current information, the Bank believes it has sufficient general reserves in its allowance for loan losses.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Celebrating its 100th Anniversary in 2007, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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